EXHIBIT 99.1

NEWS RELEASE DATED APRIL 27, 2011

Debtpoint Selects Digerati
for its
Cloud Communication System

San Antonio, Texas – April 27, 2011 -- Digerati Technologies, Inc. (OTCBB: DTGI) (OTCQB: DTGI), a global provider of cloud communication services, today announced that Debtpoint, a leading national debt consulting firm, has selected Digerati for its cloud-based communication system.

Debtpoint will utilize Digerati's cloud PBX system to meet the company's business and call center communication requirements, including the specialized needs of its in-bound customer care center.   Debtpoint is featured frequently on local TV Shows and news programs throughout the United States, including Better.tv, The Daily Buzz, Good Morning Texas, SA Living, and Great Day SA.  Debtpoint’s internationally certified specialists also consult with Canadian residents and refer clients to providers based in Canada.

Jeremiah Martin, President and CEO of Debtpoint, stated, "We looked at several options for our communication system and selected Digerati due to the features, functionality, and cost savings of its cloud-based platform, as well as the international services delivered through Digerati's global VoIP network.  Digerati's cloud communication system, which we will be recommending to our industry peers, was simple and easy to implement."

Arthur L. Smith, President and CEO of Digerati, commented, “Debtpoint is an excellent case study for the type of small-to-medium-sized business in need of the communication solutions Digerati can deliver.  Debtpoint was seeking a cost-effective, full-featured platform with specialized call center capabilities that extended beyond our borders.  Digerati's ‘Only in the Cloud’ communication system is the ideal solution for companies like Debtpoint, and we look forward to serving their industry.”

Digerati Technologies, Inc. is an established cloud communications service provider meeting the global needs of businesses that are seeking simple, flexible, and cost-effective solutions.  Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade.   For more information visit www.digerati-inc.com.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.

Contacts:

Jack Eversull
The Eversull Group
(972) 571-1624
(214) 469-2361 fax
jack@eversullgroup.com
or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(830) 693-4400 info@rjfalkner.com